Exhibit 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Financial Federal Corporation ("FFC") is an independent financial services holding company operating in the United States primarily through one subsidiary. We do not have any unconsolidated subsidiaries, partnerships or joint ventures. We also do not have any off-balance sheet assets or liabilities (other than commitments to extend credit), goodwill, other intangible assets or pension obligations, and we are not involved in income tax shelters. We have two fully consolidated special purpose entities for our on-balance-sheet asset securitization facilities.

     We have one line of business. We lend money under installment sale agreements, secured loans and leases (collectively referred to as "finance receivables") to small and medium sized businesses for their equipment financing needs. Finance receivable transactions generally range between $50,000 and $1.5 million, have terms between two and five years and require monthly payments. The average transaction size is approximately $250,000. We earn revenue solely from interest and other fees and amounts earned on our finance receivables. We need to borrow most of the money we lend. Therefore, liquidity (money currently available for us to borrow) is very important. We borrow from banks and insurance companies and we issue commercial paper to other investors. Approximately 70% of our finance receivables were funded with debt at July 31, 2009.

     Our main areas of focus are (i) asset quality (ii) liquidity (iii) net interest spread (the difference between the rates we earn on our receivables and the rates we incur on our debt) and (iv) interest rate risk. Changes in the asset quality of our finance receivables can affect our profitability significantly. Classifying receivables as impaired, incurring write-downs and incurring costs associated with non-performing assets can have an adverse affect on our finance income, provisions for credit losses and operating expenses. Changes in market interest rates can also affect our profitability significantly because the interest rates on our finance receivables were 92% fixed and 8% floating, and the interest rates on our debt were 62% fixed and 38% floating at July 31, 2009. We use various strategies to manage our credit risk and interest rate risk. These four areas are integral to our long-term profitability and we discuss them in detail in separate sections of this discussion.

     Our key operating statistics are net charge-offs, loss ratio, non-performing assets, delinquencies, leverage, available liquidity, receivables growth, return on equity, net interest margin and net interest spread, and expense and efficiency ratios.

Significant events

     We obtained a new $100.0 million asset securitization facility in April 2009. The facility provides for committed revolving financing through April 2010. We also renewed our existing $325.0 million securitization facility for one year in June 2009. This facility now expires in June 2010. We discuss these facilities in the Liquidity and Capital Resources section.

     We repaid the entire $175.0 million of 2.0% convertible debentures in fiscal 2009. We repaid $132.7 million at their principal amount in April 2009 because all holders chose to exercise their first five-year put option as we expected and we purchased $42.3 million of the debentures in the open market in the second quarter of fiscal 2009 for $40.6 million. This resulted in a $1.3 million debt retirement gain (net of $0.3 million of unamortized deferred debt issuance costs and debt discount).

     In July 2009, we offered to prepay, for their principal amount, (i) the $25.0 million of seven-year 4.96% term notes maturing in April and June 2010 and
(ii) the $250.0 million of five-year 5.00% term notes maturing in May and August 2010. All holders of the seven-year 4.96% term notes accepted the offer and we repaid the notes in July 2009, and holders of $168.6 million of the five-year 5.00% term notes accepted the offer and we repaid $168.6 million of the notes in August 2009. There was no gain or loss on these prepayments. The note holders accepted our offer to prepay these notes at principal even though they were entitled to a prepayment premium.

     We decided to prepay these term notes because (i) their rates were significantly higher than the rates on borrowings available under our unused bank credit and asset securitization facilities (ii) they had short maturities of nine and twelve months and (iii) we had over $580.0 million of available liquidity. Based on this liquidity level, our outlook for the economy and the level of receivables originations expected for fiscal 2010, and the relatively small amount of credit facilities expiring in fiscal 2010, we determined we did not need this debt. We financed the prepayment with borrowings under our committed bank credit facilities. The interest rates on these bank borrowings were 425 bps (4.25%) lower than the rates on the term notes.

     It is still difficult and expensive for finance companies to obtain or renew financing because of the crisis in credit markets that began approximately two years ago, although conditions appear to be improving. Most banks and other lenders, including all of our funding sources, are lending selectively and are charging much higher credit spreads. Credit spread is the percentage amount lenders charge above a base market interest rate. Our cost of debt will increase considerably as we obtain or renew financing if credit spreads persist at these levels. The credit spread on our new and renewed asset securitization facilities are higher than the credit spread we were previously charged.

     The U.S. government has taken unprecedented, drastic steps to support credit markets and improve the flow of capital. The Federal Reserve has lowered its target Federal Funds Rate ten times since September 2007 to between 0.00% and 0.25%; the lowest level in history. This includes three decreases totaling 175 basis points in fiscal 2009. The government has also injected over $1.0 trillion into the financial system through several programs to prevent it from failing and to encourage lending.

     Our available liquidity has increased by $339.0 million to $579.0 million at July 31, 2009 from $240.0 million at July 31, 2007 (the approximate start of the credit markets crisis). The increase resulted from significantly lower receivable originations, our ability to obtain and renew financing and strong operating cash flows. Our liquidity was $410.4 million after the August 2009 repayment of term notes. Based on the amount of our available liquidity, the maturity and expiration dates of our debt and credit facilities, and receivable originations and collections continuing at recent levels, we do not anticipate a need for any new financing until the third quarter of fiscal 2011. We discuss our liquidity and debt in the Liquidity and Capital Resources section.

     In addition, our cost of debt has decreased during the crisis because (i) short-term market interest rates decreased significantly (ii) the relatively small amount and timing of expiring credit facilities and maturing debt have limited the impact of higher credit spreads and (iii) we have $455.0 million of low-cost committed bank credit facilities without any restrictions on borrowing the full amount. Our cost of debt was 4.12% in the fourth quarter of fiscal 2009 compared to 5.59% in the fourth quarter of fiscal 2007 (the quarter before the crisis started). The repayment of $193.6 million of term notes in July and August 2009 will lower our cost of debt in fiscal 2010, but we otherwise expect our cost of debt to increase because short-term market interest rates are at historic lows and we have been and will be charged higher credit spreads as we renew or obtain financing. We discuss our cost of debt in the Market Interest Rate Risk and Sensitivity section.

     Maintaining conservative leverage and ample liquidity, having multi-year committed bank credit facilities and term debt with staggered maturities, and our approach to managing credit risk on our finance receivables (as discussed in the Finance Receivables and Asset Quality section) have been integral to our success during this difficult period.


CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Applying accounting principles generally accepted in the United States requires judgment, assumptions and estimates to record the amounts in the Consolidated Financial Statements and accompanying notes. We describe the significant accounting policies and methods we use to prepare the Consolidated Financial Statements in Note 1. Accounting policies involving significant judgment, assumptions and estimates are considered critical accounting policies and are discussed below.

Allowance for Credit Losses

     The allowance for credit losses on finance receivables is our estimate of losses inherent in our finance receivables at the balance sheet date. The allowance is difficult to determine and requires significant judgment. The allowance is based on total receivables, net charge-off experience, impaired and delinquent receivables and our current assessment of the risks inherent in our receivables from national and regional economic conditions, industry conditions, concentrations, the financial condition of customers and guarantors, collateral values and other factors. We may need to change the allowance level significantly if unexpected changes in these conditions or factors occur. Increases in the allowance would reduce net income through higher provisions for credit losses. We would need to record a $1.5 million provision for each 0.10% required increase in the allowance. The allowance was $25.0 million (1.63% of finance receivables) at July 31, 2009 including $1.1 million specifically allocated to impaired receivables.

     The allowance includes amounts specifically allocated to impaired receivables and an amount to provide for losses inherent in finance receivables not impaired (the "general allowance"). We evaluate the fair values of impaired receivables and compare them to the carrying amounts. The carrying amount is the amount receivables are recorded at when we evaluate them and may include prior write-downs or a specific allowance. If our fair value estimate is lower than the carrying amount, we record a write-down or establish a specific allowance depending on (i) how we determined fair value (ii) how certain we are of our fair value estimate and (iii) the level and type of factors and items other than the primary collateral supporting our fair value estimate, such as guarantees and secondary collateral. We do not have a fixed formula or a pre-determined period of past due status to record write-downs or specific reserves and we do not write-off our entire net investment because our receivables are secured by collateral that retains value, and we do not lend to consumers.

     To estimate the general allowance, we analyze historical write-down activity to develop percentage loss ranges by risk profile. Risk profiles are assigned to receivables based on past due status and the customers' industry. We do not use a loan grading system. We then adjust the calculated range of losses for expected recoveries and differences between current and historical loss trends and other factors to arrive at the estimated allowance. We record a provision for credit losses if the recorded allowance differs from our current estimate. The adjusted calculated range of losses may differ from actual losses significantly because we use significant estimates.

Non-Performing Assets

     We record impaired finance receivables and repossessed equipment (assets received to satisfy receivables) at the lower of their current estimated fair value or their carrying amount. We estimate fair value of these non-performing assets by evaluating the market value and condition of the collateral or assets and the expected cash flows of impaired receivables. We evaluate market value based on recent sales of similar equipment, used equipment publications, our market knowledge and information from equipment vendors. Unexpected adverse changes in or incorrect estimates of expected cash flows, market value or the condition of collateral or assets, or time needed to sell equipment would require us to record a write-down. This would lower net income. Non-performing assets were $87.0 million (5.7% of finance receivables) at July 31, 2009.

Residual Values

     We record residual values on direct financing leases at the lowest of (i) any stated purchase option (ii) the present value at the end of the initial lease term of rentals due under any renewal options or (iii) our projection of the equipment's fair value at the end of the lease. We may not realize the full amount of recorded residual values because of unexpected adverse changes in or incorrect projections of future equipment values. This would lower net income. Residual values were $31.5 million (2.0% of finance receivables) at July 31, 2009. Historically, we have realized recorded residual values on disposition.

Income Taxes

     We record a liability for uncertain income tax positions by (i) identifying the uncertain tax positions we take on our income tax returns (ii) determining if these positions would more likely than not be allowed by a taxing authority and (iii) estimating the amount of tax benefit to record if these tax positions pass the more-likely-than-not test. Therefore, we record a liability for tax benefits from positions failing the test and from positions we do not expect to realize all of the tax benefits. Identifying uncertain tax positions, determining if they pass the test and determining the liability to record requires significant judgment because tax laws are complicated and subject to interpretation, and because we have to assess the likely outcome of hypothetical challenges to these positions by taxing authorities. Actual outcomes of challenges to these uncertain tax positions differing from our assessments significantly and taxing authorities examining positions we did not consider uncertain could require us to record additional income tax expense including interest and penalties. This would lower net income. The gross liability recorded for uncertain tax positions was $1.3 million at July 31, 2009 and we do not expect this amount to change significantly in fiscal 2010.

Stock-Based Compensation

     We record compensation expense only for stock-based awards expected to vest. Therefore, we must estimate expected forfeitures of stock awards. This requires significant judgment and an analysis of historical data. We would need to record more compensation expense for stock awards if expected forfeitures exceed actual forfeitures. Our average expected annual rate of forfeitures on all stock awards was 2.3% at July 31, 2009 resulting in 0.2 million stock awards expected to be forfeited.


RESULTS OF OPERATIONS

     Two changes to GAAP requiring retrospective treatment were applied to the fiscal years presented. This means the amounts affected by the new accounting standards are different than reported originally. These changes are not corrections of errors. We discuss the new accounting standards in Note 1 (Summary of Significant Accounting Policies) to the consolidated financial statements. One standard required us to increase the amount of interest expense we originally reported and the other required us to change how we calculated earnings per common share resulting in lower earnings per common share.

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

COMPARISON OF FISCAL 2009 TO FISCAL 2008

     ==========================================================================
                                     Years Ended July 31,
     ($ in millions, except          --------------------
     per share amounts)                    2009      2008   $ Change   % Change
     ==========================================================================
     Finance income                      $157.5    $188.4    $ (30.9)      (16)%
     Interest expense                      53.7      79.1      (25.4)      (32)
     Net finance income before
       provision for credit losses        103.8     109.3       (5.5)       (5)
     Provision for credit losses            7.9       4.0        3.9        98
     Gain on debt retirement                1.3        --        1.3       100
     Salaries and other expenses           29.6      27.3        2.3         8
     Provision for income taxes            26.2      30.2       (4.0)      (13)
     Net income                            41.4      47.8       (6.4)      (13)

     Diluted earnings per common share     1.59      1.84      (0.25)      (14)
     Basic earnings per common share       1.59      1.85      (0.26)      (14)

     Return-on-equity                       9.5%     11.8%

     Excluding the debt retirement gain:
     -----------------------------------
       Net income                         $40.6     $47.8     $ (7.2)      (15)%

       Diluted earnings per common share   1.56      1.84      (0.28)      (15)
       Basic earnings per common share     1.56      1.85      (0.29)      (16)

       Return-on-equity                     9.3%     11.8%
     ==========================================================================

     Net income decreased by 13% to $41.4 million in fiscal 2009 from $47.8 million in fiscal 2008. Without the $0.9 million after-tax debt retirement gain, net income decreased by 15%. Net income without the after-tax debt retirement gain decreased because the effects of the 14% decrease in average receivables and higher non-performing assets exceeded the effects of lower short-term market interest rates.

     Finance income decreased by 16% to $157.5 million in fiscal 2009 from $188.4 million in fiscal 2008 because (i) average finance receivables decreased 14% ($280.0 million) to $1.78 billion from $2.06 billion (ii) the yield on finance receivables decreased to 8.84% from 9.14% mostly due to the prime rate averaging 270 basis points (2.70%) lower and, to a lesser extent, (iii) higher impaired receivables.

     Interest expense (incurred on debt used to fund finance receivables) decreased by 32% to $53.7 million in fiscal 2009 from $79.1 million in fiscal 2008 because our average debt decreased 19% ($300.0 million) and our cost of debt decreased to 4.17% from 4.99%. Lower short-term market interest rates caused the decrease in our cost of debt because the interest rates on over 40% of our debt were indexed to short-term market interest rates. We discuss this in the Market Interest Rate Risk and Sensitivity section.

     Net finance income before provision for credit losses on finance receivables decreased by 5% to $103.8 million in fiscal 2009 from $109.3 million in fiscal 2008. Net interest margin (net finance income before provision for credit losses expressed as a percentage of average finance receivables) increased to 5.82% from 5.30% because of lower short-term market interest rates.

     The provision for credit losses on finance receivables was $7.9 million in fiscal 2009 and $4.0 million in fiscal 2008. Net charge-offs (write-downs of finance receivables less recoveries) increased to $7.7 million in fiscal 2009 from $3.2 million in fiscal 2008, and the loss ratio (net charge-offs expressed as a percentage of average finance receivables) increased to 0.43% from 0.16%. Net charge-offs have been increasing because of higher non-performing assets, the recession and declining collateral values. We discuss the allowance and net charge-offs further in the Finance Receivables and Asset Quality section.

     Salaries and other expenses increased by 8% to $29.6 million in fiscal 2009 from $27.3 million in fiscal 2008 because of higher non-performing asset costs and, to a lesser extent, because we deferred a lower percentage of salary costs as a result of the decrease in receivables originated. The expense ratio (salaries and other expenses expressed as a percentage of average finance receivables) worsened to 1.66% from 1.33% because expenses increased and receivables decreased. The efficiency ratio (expense ratio expressed as a percentage of net interest margin) worsened to 28.5% from 25.0% because expenses increased and net finance income before provision for credit losses decreased.

     The provision for income taxes decreased to $26.2 million in fiscal 2009 from $30.2 million in fiscal 2008 because of the decrease in net income. Our effective tax rate was 38.7% in fiscal 2009 and 2008.

     Diluted earnings per common share decreased by 14% to $1.59 in fiscal 2009 from $1.84 in fiscal 2008 and basic earnings per common share decreased by 14% to $1.59 from $1.85 because of the decrease in net income. The $0.9 million after-tax debt retirement gain increased diluted and basic earnings per common share by $0.03 in fiscal 2009. Without this gain, diluted and basic earnings per common share decreased by 15% and 16%, respectively.

     The amounts of net income, diluted and basic earnings per common share and return-on-equity excluding the $0.9 million after-tax debt retirement gain are non-GAAP financial measures. We believe presenting these financial measures is useful to investors because they provide consistency and comparability with our operating results for the prior period and a better understanding of the changes and trends in our operating results.


COMPARISON OF FISCAL 2008 TO FISCAL 2007

     ==========================================================================
                                     Years Ended July 31,
     ($ in millions, except          --------------------
     per share amounts)                    2008      2007   $ Change   % Change
     ==========================================================================
     Finance income                      $188.4    $191.2      $(2.8)       (1)%
     Interest expense                      79.1      88.2       (9.1)      (10)
     Net finance income before
       provision for credit losses        109.3     103.0        6.3         6
     Provision for credit losses            4.0        --        4.0       100
     Salaries and other expenses           27.3      24.9        2.4        10
     Provision for income taxes            30.2      30.2         --        --
     Net income                            47.8      47.9       (0.1)       --

     Diluted earnings per common share     1.84      1.75       0.09         5
     Basic earnings per common share       1.85      1.77       0.08         5

     Return-on-equity                      11.8%     12.1%
     ==========================================================================

     Net income was $47.8 million in fiscal 2008 and $47.9 million in fiscal 2007 because the net positive effects of lower short-term market interest rates and the negative effects of higher non-performing assets offset.

     Finance income decreased by 1% to $188.4 million in fiscal 2008 from $191.2 million in fiscal 2007 because the net yield on finance receivables declined slightly to 9.14% in fiscal 2008 from 9.25% in fiscal 2007. The 325 basis point (3.25%) decrease in the prime rate and higher non-accrual receivables caused the decline. Decreases in the prime rate lower the net yield because 9% of our receivables are indexed to the prime rate. The change in average receivables was not significant.

     Interest expense decreased by 10% to $79.1 million in fiscal 2008 from $88.2 million in fiscal 2007 because our cost of debt declined to 4.99% in fiscal 2008 from 5.60% in fiscal 2007. Lower short-term market interest rates caused the decline because 50% of our debt was indexed to short-term market interest rates in fiscal 2008. The change in average debt was not significant.

     Net finance income before provision for credit losses on finance receivables increased by 6% to $109.3 million in fiscal 2008 from $103.0 million in fiscal 2007. Net interest margin increased to 5.30% in fiscal 2008 from 4.98% in fiscal 2007 because of lower short-term market interest rates.

     We recorded a $4.0 million provision for credit losses on finance receivables in fiscal 2008. We did not record a provision in fiscal 2007. The provision for credit losses is the amount needed to change the allowance for credit losses to our estimate of losses inherent in finance receivables. Net charge-offs increased to $3.2 million in fiscal 2008 from $108,000 in fiscal 2007, and the loss ratio increased to 0.16% in fiscal 2008 from less than 0.01% in fiscal 2007. Net charge-offs have been increasing because of higher non-performing assets.

     Salaries and other expenses increased by 10% to $27.3 million in fiscal 2008 from $24.9 million in fiscal 2007. The increase resulted from higher non-performing asset costs and, to a lesser extent, salary increases. The expense ratio worsened to 1.33% in fiscal 2008 from 1.21% in fiscal 2007 because of the increase in expenses. The efficiency ratio worsened to 25.0% in fiscal

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

2008 from 24.2% in fiscal 2007 because the percentage increase in expenses exceeded the percentage increase in net finance income before provision for credit losses.

     The provision for income taxes was $30.2 million in fiscal 2008 and 2007 and our effective tax rate was 38.7% in fiscal 2008 and 2007.

     Diluted earnings per common share increased by 5% to $1.84 in fiscal 2008 from $1.75 in fiscal 2007, and basic earnings per common share increased by 5% to $1.85 in fiscal 2008 from $1.77 in fiscal 2007. Diluted and basic earnings per common share increased although net income decreased because we repurchased
2.7 million shares of our common stock in the last six fiscal quarters.


FINANCE RECEIVABLES AND ASSET QUALITY

     We discuss trends and characteristics of our finance receivables and our approach to managing credit risk in this section. The key aspect is asset quality. Asset quality statistics measure our underwriting standards, skills and policies and procedures and can indicate the direction of future net charge-offs and non-performing assets.

     ========================================================================
                                     July 31,   July 31,
     ($ in millions)                   2009 *     2008 *   $ Change  % Change
     ========================================================================
     Finance receivables             $1,536.4   $1,940.8    $(404.4)      (21)%
     Allowance for credit losses         25.0       24.8        0.2         1
     Non-performing assets               87.0       46.7       40.3        86
     Delinquent finance receivables      38.0       22.9       15.1        66
     Net charge-offs                      7.7        3.2        4.5       138

     As a percentage of receivables:
     -------------------------------
     Allowance for credit losses         1.63%      1.28%
     Non-performing assets               5.67       2.41
     Delinquent finance receivables      2.47       1.18
     Net charge-offs  (loss ratio)       0.43       0.16
     ========================================================================
     * as of and for the year ended

     Finance receivables comprise installment sale agreements and secured loans (collectively referred to as loans) and direct financing leases. Loans were 91% ($1.41 billion) of finance receivables and leases were 9% ($131 million) at July 31, 2009. Finance receivables decreased $404.4 million or 21% in fiscal 2009 because of lower originations.

     We originated $487.7 million of finance receivables in fiscal 2009 compared to $923.8 million in fiscal 2008. Originations decreased because the recession has reduced equipment financing demand significantly and because we are approving transactions selectively to preserve asset quality. We collected $861.9 million of finance receivables and repossessions in fiscal 2009 compared to $1.08 billion in 2008. Collections decreased because of lower receivables, fewer prepayments and the increase in delinquent receivables.

     Our primary focus is the credit quality of our receivables. We manage our credit risk by adhering to disciplined and sound underwriting policies and procedures, by monitoring our receivables closely, by handling non-performing accounts effectively and by managing the size of our receivables portfolio. Our underwriting policies and procedures require a first lien on equipment financed. We focus on financing equipment with a remaining useful life longer than the term financed, historically low levels of technological obsolescence, use in more than one type of business, ease of access and transporting, and broad, established resale markets. Securing our receivables with equipment possessing these characteristics can mitigate potential net charge-offs. We may also obtain additional equipment or other collateral, third-party guarantees, advance payments or hold back a portion of the amount financed. We do not finance or lease aircraft or railcars, computer related equipment, telecommunications equipment or equipment located outside the United States, and we do not lend to consumers.

     Our underwriting policies also limit our credit exposure with any customer. The limit was $40.0 million at July 31, 2009. Our ten largest customers accounted for 8.0% ($125.0 million) of total finance receivables at July 31, 2009 compared to 6.4% ($125.0 million) at July 31, 2008.

     Our allowance for credit losses was $25.0 million at July 31, 2009 compared to $24.8 million at July 31, 2008, and the allowance level increased to 1.63% of finance receivables from 1.28%. The allowance is our estimate of losses inherent in our finance receivables. We determine the allowance quarterly based on our analysis of historical losses and the past due status of receivables adjusted for expected recoveries and any differences between current and historical loss trends and other factors. Our estimates of inherent losses increased during fiscal 2009 because of higher net charge-offs, delinquencies and non-performing assets.

     Net charge-offs of finance receivables (write-downs less recoveries) were $7.7 million in fiscal 2009 compared to $3.2 million in fiscal 2008 and the loss ratios were 0.43% and 0.16%. Net charge-offs have been increasing because the recession is having an adverse impact on our customers' cash flows and collateral values.

     The net investments in impaired finance receivables, repossessed equipment (assets received to satisfy receivables), total non-performing assets and delinquent finance receivables (transactions with more than a nominal portion of a contractual payment 60 or more days past due) follow ($ in millions):

      =========================================================================
      July 31,                                                2009         2008
      =========================================================================
      Impaired receivables *                                $ 64.5       $ 33.5
      Repossessed equipment                                   22.5         13.2
      -------------------------------------------------------------------------
         Total non-performing assets                        $ 87.0       $ 46.7
      =========================================================================
      Delinquent receivables                                $ 38.0       $ 22.9
      =========================================================================
      Impaired receivables not delinquent                       60%          52%
      =========================================================================
      * before specifically allocated allowance of $1.1 million at July 31, 2009 and $0.9 million at July 31, 2008

     We expect the trend of increases in net charge-offs, impaired and delinquent receivables and repossessed equipment to continue because of the recession's worsening impact on our customers. This could require us to record higher provisions for credit losses.

     Our finance receivables contain industry and geographic concentrations of credit risk. These concentrations result from customers having similar economic characteristics that could cause their ability to repay us to be affected by changes in economic or other conditions similarly. Our industry concentrations were construction related-44%, road transportation-36% and refuse-13%, and our U.S. regional geographic concentrations were Southwest-30%, Southeast-25%, Northeast-19%, Central-13% and West-13% at July 31, 2009.


LIQUIDITY AND CAPITAL RESOURCES

     We describe our need for raising capital (debt and equity), our need to maintain a substantial amount of liquidity (money currently available for us to borrow), how we manage liquidity and our funding sources in this section. Key indicators are leverage (the number of times debt exceeds equity), available liquidity, credit ratings and debt maturities. Our leverage is low for a finance company, we have ample liquidity available, we have been successful in issuing debt and our debt is diversified with maturities staggered over five years. We are not dependent on any of our funding sources or providers.

     Liquidity and access to capital are vital to our operations and growth. We need continued availability of funds to originate or acquire finance receivables and to repay debt. To ensure we have enough liquidity, we project our financing needs based on estimated receivables growth and maturing debt, we monitor capital markets closely, we diversify our funding sources and we stagger our debt maturities.

     Funding sources usually available to us include operating cash flow, private and public issuances of term debt, committed unsecured revolving bank credit facilities, conduit and term securitizations of finance receivables, secured term financings, dealer placed and direct issued commercial paper and sales of common and preferred equity. The external funding sources may not be available to us currently or may only be available at unfavorable terms because of credit markets conditions. However, we have $410.4 million available to borrow under our committed revolving bank and asset securitization facilities (after subtracting commercial paper outstanding) at July 31, 2009 (as adjusted for the $168.6 million August 2009 repayment of term notes). Therefore, we do not have a current need for additional financing.

     Changes in our liquidity for fiscal 2009 and 2008 are summarized below:

     ==========================================================================
     July 31,                                                 2009         2008
     ==========================================================================
     Liquidity - beginning of year                         $ 357.0      $ 240.3
       Decrease in receivables (excludes non-cash items)     374.2        158.9
       New financing                                         100.0        100.0
       Operating cash flow                                    54.0         72.8
       Debt repaid and expired credit facilities            (291.3)      (179.3)
       Dividends paid and common stock repurchased           (16.3)       (33.8)
       Other                                                   1.4         (1.9)
     --------------------------------------------------------------------------
     Liquidity - end of year                                 579.0        357.0
       Debt prepaid in August 2009                          (168.6)          --
     --------------------------------------------------------------------------
     Liquidity, as adjusted                                $ 410.4      $ 357.0
     ==========================================================================
     Increase in liquidity, as adjusted                    $  53.4      $ 116.7
     ==========================================================================

     Our term notes are rated 'BBB+' by Fitch Ratings, Inc. ("Fitch", a Nationally Recognized Statistical Ratings Organization) and our commercial paper is rated 'F2' by Fitch. Fitch affirmed these investment grade ratings in March 2009 and maintained its stable outlook. As a condition of our 'F2' credit rating, commercial paper outstanding is limited to the unused amount of our committed bank and securitization credit facilities. Our ability to obtain or renew financing and our credit spreads can be dependent on these investment grade credit ratings.

     We obtained all of our debt and credit facilities through our major operating subsidiary except for the convertible debentures (issued by FFC). The subsidiary's debt agreements have restrictive covenants limiting its indebtedness, encumbrances, investments, sales of assets, mergers and other business combinations, capital expenditures, interest coverage, net worth and dividends and other distributions to FFC. The subsidiary has always complied with all debt covenants and restrictions. None of the agreements or facilities has a material adverse change clause and all of our debt is senior.

     Our leverage (debt-to-equity ratio) has decreased to 2.3 at July 31, 2009 from 3.5 at July 31, 2008 and from 4.2 at July 31, 2007 because we have remained profitable while contracting during the credit markets crisis and recession. As a result, debt decreased by 28% ($412.4 million) to $1.05 billion from $1.46 billion during fiscal 2009 and stockholders' equity increased by 9% ($35.4 million) to $452.0 million from $416.6 million. Our low leverage level allows for substantial asset growth and equity distributions and repurchases.

     Debt comprised the following ($ in millions):

     ==========================================================================
                                          July 31, 2009           July 31, 2008
                                     ------------------      ------------------
                                       Amount   Percent        Amount   Percent
     ==========================================================================
     Term notes                      $  650.0        62%     $  675.0        46%
     Bank borrowings                    197.0        19         369.0        25
     Commercial paper                   104.0        10          79.0         5
     Asset securitization
       borrowings - term                101.0         9         169.0        12
     Convertible debentures (net of
       debt discount of $2.6)              --        --         172.4        12
     --------------------------------------------------------------------------
          Total debt                 $1,052.0       100%     $1,464.4       100%
     ==========================================================================

Term Notes

     We issued the term notes between fiscal 2005 and 2008. They are five and seven year fixed rate notes with principal due at maturity between May 2010 and April 2014. We prepaid $168.6 million of the term notes in August 2009. Interest is payable semiannually. Maturity information for the notes is in the Contractual Obligations section below.

Bank Credit Facilities

     We have $455.0 million of committed unsecured revolving credit facilities from ten banks with original terms between two and five years, and $258.0 million was unused and available for us to borrow at July 31, 2009. The facilities range from $15.0 million to $110.0 million. Borrowings under the facilities can mature between 1 and 270 days. We borrow amounts for one day, one week or one month depending on interest rates, and roll the borrowings over when they mature depending on our financing needs and whether we issue or repay other debt. Borrowings outstanding at July 31, 2009 matured in August 2009, were reborrowed and remain outstanding. The facilities expire as follows
(in millions):

     ==========================================================================
     Fiscal:                    2010          2011           2012          2013
     ==========================================================================
                               $95.0         $85.0         $260.0         $15.0
     ==========================================================================

     These committed facilities are a low-cost source of funds and support our commercial paper program. We can borrow the full amount under each facility immediately. None of the facilities are for commercial paper back-up only and the facilities do not have usage fees. These facilities might be renewed, extended or increased before they expire. Bank credit facility activity is summarized below ($ in millions):

     ===========================================================================
     Years Ended July 31,                            2009                   2008
     ===========================================================================
                                                     # of                   # of
                                          Amount    Banks        Amount    Banks
     ===========================================================================
     Total - beginning of year           $ 480.0       10       $ 580.0       11
        Expired not renewed                (25.0)       1         (25.0)       1
        Converted into term notes             --       --         (75.0)       2
     -------------------------------------------                -------
     Total - end of year                 $ 455.0       10       $ 480.0       10
     ===========================================================================
     Renewed at expiration               $  30.0        1       $  25.0        1
     ===========================================================================
     Term extended before expiration     $  15.0        1       $  15.0        1
     ===========================================================================

Asset Securitization Borrowings

     We have $425.0 million of asset securitization facilities that provide for committed revolving financing during their term and we can convert borrowings into amortizing term debt if the facilities are not renewed. The amortizing term debt would be repaid monthly from collections of securitized receivables and would be repaid substantially within two years. The full amount of the facilities was unused and available for us to borrow at July 31, 2009. Borrowings under these facilities and the amortizing term debt are without recourse.

     We converted $200.0 million of revolving asset securitization borrowings into amortizing term debt in fiscal 2008 and are repaying the remaining $101.0 million monthly from collections of securitized receivables. The monthly repayment amounts vary based on the amount of securitized receivables collected and the amount borrowed under our $325.0 million facility, and would increase if we borrow under this facility or convert it into amortizing term debt upon nonrenewal. The term debt would be repaid substantially in two years based on the amount of securitized receivables at July 31, 2009 and not borrowing under this facility.

     Finance receivables included $167.0 million of securitized receivables at July 31, 2009 and $410.0 million at July 31, 2008. The amount of receivables we can securitize is limited to 50% of our major operating subsidiary's receivables because of restrictions in its other debt agreements. This limit was $760.0 million at July 31, 2009. Borrowings under these facilities and the amortizing term debt are limited to 90% of securitized receivables classified as eligible. Securitized receivables classified as impaired or with terms outside of defined limits are not eligible.

     These facilities would terminate if net charge-offs of securitized receivables or if delinquent receivables exceed certain levels. This would convert borrowings outstanding into amortizing term debt required to be repaid monthly from collections of securitized receivables.

Commercial Paper

     We issue commercial paper direct and through a $500.0 million dealer program with maturities between 1 and 270 days. The amount of commercial paper we could issue is limited to the lower of $500.0 million and the unused amount of our committed credit facilities ($683.0 million at July 31, 2009).

     There is still reduced demand for and higher credit spreads on our commercial paper because of credit market conditions. As a result, our commercial paper was $104.0 million at July 31, 2009 compared to $289.7 million at July 31, 2007.

     Information on the combined amounts of bank borrowings and commercial paper follows (in millions):

     ===========================================================================
     Years Ended July 31,                             2009       2008       2007
     ===========================================================================
     Maximum outstanding during the year           $ 446.0    $ 630.0    $ 393.7
     Average outstanding during the year             366.0      469.0      329.6
     Outstanding at end of year                      301.0      448.0      339.7
     ===========================================================================

Contractual Obligations

     Our long-term contractual obligations and other information at July 31, 2009 are summarized below ($ in millions):

     ================================================================================================
                                                                         Payments Due by Fiscal Years
                                                                                     2015 -
                                2010       2011       2012       2013       2014       2020     Total
     ------------------------------------------------------------------------------------------------
     Term notes              $ 225.0   $  185.0   $   75.0   $  115.0   $   50.0   $     --   $ 650.0
     Asset securitization
       borrowings - term        58.0       43.0         --         --         --         --     101.0
     Operating leases            1.4        1.6        1.1        0.6        0.5        2.1       7.3
     ------------------------------------------------------------------------------------------------
          Total payments     $ 284.4   $  229.6   $   76.1   $  115.6   $   50.5   $    2.1   $ 758.3
     ================================================================================================
     Percentage                   38%        30%        10%        15%         7%        --%      100%
     ================================================================================================
     Other debt              $ 301.0   $     --   $     --   $     --   $     --   $     --   $ 301.0
     ================================================================================================
     Cumulative payments     $ 585.4   $  815.0   $  891.1   $1,006.7   $1,057.2   $1,059.3
     ================================================================================================
     Cumulative scheduled
       collections of
       finance receivables   $ 621.4   $1,065.7   $1,352.3   $1,476.8   $1,519.5   $1,536.4
     ================================================================================================

     The average maturity of our term notes (excluding the $168.6 million of term notes prepaid in August 2009) was 2.5 years at July 31, 2009 and 2008. The term notes and term asset securitization borrowings are discussed in Note 3 to the Consolidated Financial Statements and operating leases in Note 10. Other debt is bank borrowings and commercial paper that we can refinance under our long-term committed bank and asset securitization credit facilities expiring on various dates through fiscal 2013. As shown in the table, cumulative scheduled collections of finance receivables exceed cumulative payments under contractual obligations each year.

Stockholders' Equity

     We increased the amount authorized under our common stock and convertible debt repurchase program by $58.5 million in fiscal 2009. We also purchased $42.3 million of our convertible debentures under the program for $40.6 million and 37,000 shares of our common stock for $0.8 million, leaving $43.9 million authorized for future repurchases at July 31, 2009. We established the program in fiscal 2007 and it does not have an expiration date. Repurchases are discretionary and contingent upon many conditions.

     The amount of equity we can distribute to stockholders is limited, indirectly, because the amount of funds we can obtain from our major operating subsidiary is restricted by its debt agreements. As a result, the amount of stockholders' equity we could distribute at July 31, 2009 was limited to $144.0 million.

     We paid $15.5 million and $15.4 million of cash dividends and we received $1.3 million and $6.4 million from stock option exercises in fiscal 2009 and 2008, respectively.

MARKET INTEREST RATE RISK AND SENSITIVITY

     We discuss how changes in market interest rates and credit spreads affect our net interest spread and how we manage interest rate risk in this section. Net interest spread (net yield of finance receivables less cost of debt) is an integral part of a finance company's profitability and is calculated below:

     ==========================================================================
     Years Ended July 31,                            2009       2008       2007
     ==========================================================================
     Net yield of finance receivables                8.84%      9.14%      9.25%
     Cost of debt                                    4.17       4.99       5.60
     --------------------------------------------------------------------------
          Net interest spread                        4.67%      4.15%      3.65%
     ==========================================================================

     Our net interest spread was 52 basis points (0.52%) higher in fiscal 2009 compared to fiscal 2008 because decreases in market interest rates lowered our cost of debt more than they lowered the net yield on our finance receivables as explained below. Short-term market interest rates have decreased significantly since July 2007 because the Federal Reserve lowered its target Federal Funds Rate more than 500 basis points (5.00%) in response to credit market and economic conditions. Short-term LIBOR rates decreased on average 490 basis points (4.90%) with overnight LIBOR decreasing more than 500 basis points to 0.23% at July 31, 2009. Interest rates on most of our floating rate debt are indexed to short-term LIBOR rates. This is the primary reason our cost of debt decreased in fiscal 2009. Decreases in short-term market interest rates also lowered the net yield because the rates on our floating rate receivables are indexed to the prime rate. The prime rate also decreased by 500 basis points since July 2007. Long-term market interest rates also decreased significantly. Lower long-term market interest rates normally would decrease the cost of new fixed-rate term debt and result in lower yields on finance receivable originations, but these effects have been offset largely by significantly higher credit spreads.

     Our net interest spread is sensitive to changes in short and long-term market interest rates (includes LIBOR, rates on U.S. Treasury securities, money-market rates, swap rates and the prime rate). Increases in short-term rates reduce our net interest spread and decreases in short-term rates increase it because our floating rate debt (includes short-term debt) exceeds our floating rate finance receivables by a significant amount. Interest rates on our debt change faster than the yield on our receivables because 38% of our debt is floating rate compared to floating rate receivables of only 8%.

     Credit spreads also affect our net interest spread. Changes in credit spreads affect the yield on our receivables when originated and the cost of our debt when issued. Credit spreads have increased significantly since the crisis in credit markets began. Our cost of debt will increase considerably as we obtain or renew financing if credit spreads remain high.

     Our net interest spread is also affected when the differences between short-term and long-term rates change. Long-term rates normally exceed short-term rates. When this excess narrows (resulting in a "flattening yield curve") or when short-term rates exceed long-term rates (an "inverted yield curve"), our net interest spread should decrease and when the yield curve widens our net interest spread should increase because the rates we charge our customers are largely determined by long-term market interest rates and rates on our floating rate debt are largely determined by short-term market interest rates. We can mitigate the effects of a flat or inverted yield curve by issuing long-term fixed rate debt.

     Our income is subject to the risk of rising short-term market interest rates and changes in the yield curve because floating rate debt exceeded floating rate receivables by $279.8 million at July 31, 2009 as shown in the table below and by $448.4 million as adjusted for the $168.6 million August 2009 repayment of fixed rate term notes. The terms and prepayment experience of fixed rate receivables mitigate this risk. We collect receivables monthly over short periods of two to five years. Fixed rate receivables have an average remaining life excluding prepayments of approximately eighteen months at July 31, 2009 and scheduled collections of $570.0 million (40%) in fiscal 2010. Historically, annual collections have exceeded 50% of average receivables because of prepayment activity. We do not match the maturities of our debt to our receivables.

     We monitor our exposure to potential adverse changes in market interest rates by comparing the fixed and floating rate percentages of our receivables and debt and by determining the potential impact adverse changes in market interest rates could have on our net income. We may hedge our exposure to this interest rate risk by entering into derivatives on existing debt or debt we expect to issue, and we may change the proportion of our fixed and floating rate debt. We do not speculate with or trade derivatives. We had no derivatives outstanding in fiscal 2009.

     We quantify interest rate risk by calculating the effect on net income of a hypothetical, immediate 100 basis point (1.0%) rise in market interest rates. This hypothetical change in rates would reduce annual net income by approximately $1.3 million at July 31, 2009 based on the scheduled repricing of floating rate debt, fixed rate debt maturing within one year, the expected effects on the yield of new receivables and including the prepayment of $168.6 million of fixed rate term notes in August 2009. This amount increases to $2.6 million excluding the effects on the yield of new receivables. We believe these amounts are acceptable considering the cost of floating rate debt is lower than fixed rate debt. Actual future changes in market interest rates and their effect on net income may differ from these amounts materially. Other factors that may accompany an actual immediate 100 basis point rise in market interest rates were not considered in the calculation. These hypothetical reductions of net income at July 31, 2008 were $1.5 million with the effects on the yield of new receivables and $3.0 million without the effects on the yield of new receivables. The impact of this hypothetical increase in rates was lower at July 31, 2009 because our floating rate debt decreased by 35% to $402.0 million from $617.0 million at July 31, 2008.

     The fixed and floating rate amounts and percentages of our receivables and capital at July 31, 2009 follow ($ in millions):

     ===========================================================================
                                    Fixed Rate        Floating Rate
                             -----------------      ---------------
                               Amount  Percent      Amount  Percent        Total
     ===========================================================================
     Finance receivables     $1,414.2       92%     $122.2        8%    $1,536.4
     ===========================================================================
     Debt *                  $  650.0       62%     $402.0       38%    $1,052.0
     Stockholders' equity       452.0      100          --       --        452.0
     ---------------------------------------------------------------------------
        Capital *            $1,102.0       73%     $402.0       27%    $1,504.0
     ===========================================================================
     * the percentages of fixed and floating rate debt are 46% and 54%, respectively, after the August 2009 prepayment of $168.6 million of fixed rate term notes, and the percentages of fixed and floating rate capital are 62% and 38%, respectively.

     The fixed and floating rate amounts and percentages of our receivables and capital at July 31, 2008 follow ($ in millions):

     ===========================================================================
                                    Fixed Rate        Floating Rate
                             -----------------      ---------------
                               Amount  Percent      Amount  Percent        Total
     ===========================================================================
     Finance receivables     $1,772.0       91%     $168.8        9%    $1,940.8
     ===========================================================================
     Debt                    $  847.4       58%     $617.0       42%    $1,464.4
     Stockholders' equity       416.6      100          --       --        416.6
     ---------------------------------------------------------------------------
        Capital              $1,264.0       67%     $617.0       33%    $1,881.0
     ===========================================================================

     Floating rate debt comprises bank borrowings, commercial paper and term asset securitization borrowings, and reprices (interest rates change based on current short-term market interest rates) after July 31, 2009 as follows: $357.0 million (89%) in one month and $45.0 million (11%) in two to three months. Floating rate receivables only reprice when the prime rate changes. Repricing frequencies of floating rate debt follow ($ in millions):

     ===========================================================================
                                  Balance          Repricing Frequency
     ===========================================================================
     Bank borrowings              $ 197.0          1 to 30 days
     Commercial paper               104.0          1 to 90 days (30 day average)
     Asset securitization
       borrowings - term            101.0          1 to 30 days
     ===========================================================================

NEW ACCOUNTING STANDARDS

     Refer to Note 1 (Summary of Significant Accounting Policies) to the consolidated financial statements.


FORWARD-LOOKING STATEMENTS

     Statements in this report containing the words or phrases "expect," "anticipate," "may," "might," "believe," "appears," "intend," "estimate," "could," "should," "would," "will," "if," "outlook," "likely," "unlikely" and other words and phrases expressing our expectations are "forward-looking statements." Actual results could differ from those contained in the forward-looking statements materially because they involve various assumptions and known and unknown risks and uncertainties. Information about risk factors that could cause actual results to differ materially is discussed in Part I,
Item 1A Risk Factors and other sections of this report. Risk factors include (i) an economic slowdown (ii) the inability to collect finance receivables and the sufficiency of the allowance for credit losses (iii) the inability to obtain capital or maintain liquidity (iv) rising short-term market interest rates, higher credit spreads, and adverse changes in the yield curve (v) increased competition (vi) the inability to retain key employees and (vii) adverse conditions in the construction and road transportation industries. Forward-looking statements do not guarantee our future performance and apply only as of the date made. We are not required to update or revise them for future or unanticipated events or circumstances.